Exhibit 10.5

MEDTOX SCIENTIFIC, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

(Effective January 1, 2007)

Section 1. Purpose

The purposes of the Executive Incentive Compensation Plan (the “Plan”) are to attract and retain highly-qualified senior executives by providing appropriate short and long-term performance-based incentive awards that are “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and the regulations thereunder; and to advance the interests of MEDTOX Scientific, Inc. (the “Company”) by providing senior officers of the Company with additional incentive to assist the Company in meeting and exceeding its business goals.

Section 2. Administration

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee shall be comprised of not fewer than two members who shall be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, and the regulations thereunder.

The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each interpretation made or action taken pursuant to the Plan shall be final and conclusive for all purposes and binding upon all persons, including, but not limited to, the Company, the Committee, the Board, the affected Participants (as defined in Section 3), and their respective successors in interest.

Section 3. Eligibility

Cash awards (“Awards”) for short and long-term incentive compensation may be made under this Plan to executive officers and senior executives of the Company and its Subsidiaries (“Participants”).

“Subsidiary” shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock, membership interests or capital during any Performance Period.

Section 4. Performance Goal Criteria

For each calendar year for which the Committee determines Awards may be made under the Plan (the “Performance Period”), the Committee shall establish Performance Goals that apply to both short and long-term incentives, no later than the latest date permissible under Section 162(m) of the Internal Revenue Code. Such Performance Goals may be expressed in terms of one or more financial or other objective goals which may be Company-wide or otherwise, including on a division basis, regional basis or on an individual basis. Financial goals may be expressed, for example, in terms of sales, earnings per share, stock price, return on equity, net earnings growth, net earnings, related return ratios, cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), return on assets or total stockholder return. Other objective goals may include the attainment of various productivity and long-term growth objectives, including, without limitation, reductions in the Company’s overhead ratio and expense to sales ratios. Any criteria may be measured in absolute terms or as compared to another company or companies. To the extent applicable, any such Performance Goal shall be determined (i) in accordance with the Company’s audited financial statements and generally accepted accounting principles and reported upon by the Company’s independent accountants or (ii) so that a third party having knowledge of the relevant facts could determine whether such Performance Goal is met. Performance Goals shall include a threshold level of performance below which no Bonus payment shall be made, levels of performance at which specified percentages of the target Bonus shall be paid and a maximum level of performance above which no additional Bonus shall be paid. The Performance Goals established by the Committee may be (but need not be) different for each Plan Year and different Performance Goals may be applicable to different Participants.

The applicable performance goal or goals may be adjusted for such events and circumstances as the Committee deems appropriate, provided, however, that all performance goals and any related adjustments to the performance goals applicable to officers covered by Section 162(m) of the Internal Revenue Code shall be preestablished in accordance with Section 162(m) of the Internal Revenue Code and regulations thereunder.

Section 5. Calculation of Awards

The Committee shall establish the amount of an Award that is payable upon the attainment of the goal or goals established pursuant to Section 4. Both short and long-term Awards will be made in cash. Long-term Awards will be deferred pursuant to the terms of the MEDTOX Scientific, Inc. Long-Term Incentive Plan for a period to be determined by the Committee. During the deferral period the Committee will authorize investment options for the long-term cash award. Those investment options may include Company stock. No individual short term or long-term Award for any Performance Period under this Plan shall exceed 2 times a Participant’s base salary.

As long as this maximum Award amount is not exceeded, the Committee shall have the authority to increase or decrease the amount of any Award otherwise due upon the attainment of the applicable performance goal as it determines appropriate. However, in the case of Awards made to officers covered by Section 162(m) of the Internal Revenue Code, the Committee shall have no authority to increase the amount of an Award payable to a Participant that would otherwise be due upon the attainment of the applicable performance goal.

Section 6. Amendments, Modification and Termination of the Plan

The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan. Any such action may be taken without the approval of the shareowners unless the Committee determines that the approval of shareowners would be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

Section 7. Governing Law

The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Minnesota and construed in accordance therewith.

Section 8. Effective Date

The Plan is effective as of January 1, 2007, subject to approval of the Plan by the Company’s shareowners at the Annual Meeting held in 2007.

As evidence of its adoption of this Plan, the Company has caused this Plan to be signed this 27th day of December, 2006.

MEDTOX SCIENTIFIC, INC.

By:	/s/ Richard J. Braun
Richard J. Braun
President and Chief Executive Officer

By:	/s/ Robert A. Rudell
Robert A. Rudell
Chairman, Compensation Committee

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